Exhibit 99.2

Apogent Announces Cash Tender Offer

for its 6 1/2 Percent Notes Due 2013

PORTSMOUTH, N.H., May 28, 2004 — Apogent Technologies Inc. (NYSE: AOT) announced today that it has commenced a tender offer and consent solicitation for all of its $250 million principal amount of 6 1/2 percent senior subordinated notes due 2013 (CUSIP Nos. 03760AAF8 and 03760AAG6) (the “Notes”).

In connection with the tender offer, Apogent is soliciting consents from holders of the Notes to amend the Notes indenture to eliminate substantially all of the restrictive covenants governing the Notes. Consummation of the tender offer and consent solicitation is subject to various conditions, including but not limited to, the completion of the proposed merger between Apogent and Fisher Scientific International Inc. and the receipt of the required consents in the consent solicitation.

The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation dated May 28, 2004, and a related Letter of Transmittal, which more fully set forth the terms of the tender offer and consent solicitation.

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The tender offer and consent solicitation are scheduled to expire at 5 p.m. Eastern Daylight Time (EDT) on July 1, 2004, unless extended or terminated earlier (the “Expiration Time”). Holders who tender their Notes on or before June 11, 2004 (the “Consent Payment Deadline”), will receive total consideration of 101.75 percent of the principal amount of the Notes validly tendered. Holders who tender their Notes after the Consent Payment Deadline and prior to the Expiration Time will receive the tender offer consideration of 101.00 percent of the principal amount of the Notes validly tendered but will not receive the consent payment. No tenders will be valid if submitted after the Expiration Time. Holders who validly tender their Notes will also receive accrued and unpaid interest up to, but not including, the settlement date.

Holders who validly tender Notes prior to the Consent Payment Deadline will, by tendering those Notes, be consenting to the amendments to the Notes indenture. Holders may not consent to the amendments without tendering their Notes and may not revoke their consents without withdrawing the previously tendered Notes to which the consents relate.

This press release does not constitute an offer or a solicitation to purchase or a solicitation of consents with respect to the Notes. That offer or solicitation will be made only by means of the Offer to Purchase and Consent Solicitation dated May 28, 2004, and related Letter of Transmittal.

Questions regarding the tender offer and consent solicitation should be directed to Goldman, Sachs & Co., the dealer manager and solicitation agent for the tender offer at 800-828-3182. Requests for assistance or additional offer materials may be directed to Innisfree M&A Incorporated, 501 Madison Ave., New York, NY 10022, Phone: 888-750-5834.

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About Apogent Technologies Inc.

Apogent is a diversified worldwide leader in the design, manufacture, and sale of laboratory and life-science products essential for healthcare diagnostics and scientific research. Apogent’s companies are divided into two business segments for financial reporting purposes: Clinical Group and Research Group.

Additional Information About the Merger and Where to Find it

In connection with the proposed merger of Fisher Scientific International Inc. and Apogent Technologies, Fisher has filed a registration statement on Form S-4 (SEC File No. 333-114548) on April 16, 2004, which was subsequently amended on May 21, 2004, that contains the definitive joint proxy statement/prospectus for Fisher’s 2004 Annual Meeting of Stockholders and Apogent’s Special Meeting of its Stockholders with respect to the merger. Apogent and Fisher have filed or will file additional relevant materials with the SEC. Investors and security holders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Fisher, Apogent and the merger. Investors and security holders are urged to read the definitive joint proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed merger. Investors and security holders may obtain these documents (and any other documents filed by Fisher or Apogent with the SEC) free of charge at the SEC’s Web site at www.sec.gov. In addition, the documents filed with the SEC by Fisher may be obtained free of charge by directing such request to: Corporate Secretary, 1 Liberty Lane, Hampton, NH 03842, or from Fisher’s Web site at www.fisherscientific.com. The documents filed with the SEC by Apogent may be obtained free of charge by directing such request to: Director of Investor Relations, 30 Penhallow Street, Portsmouth, NH 03801, or from Apogent’s Web site at www.apogent.com.

Fisher, Apogent and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Fisher and Apogent in favor of the merger. Information about the executive officers and directors of Fisher and their ownership of Fisher common stock is set forth in the joint proxy statement/prospectus filed on Form S-4, which was declared effective by the SEC on May 21, 2004. Information about the executive officers and directors of Apogent and their ownership of Apogent common stock is set forth in the proxy statement for Apogent’s 2004 Annual Meeting of Shareholders, which was filed with the SEC on December 23, 2003. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Fisher, Apogent and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger.

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